Volume 2
Number 1
August 31, 2006



ThermoEnergy Corporation
NEWSLETTER

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS NEWSLETTER MAY CONTAIN FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS CONTAINING THE WORDS "PLANNED", "EXPECTS", "BELIEVES", "STRATEGY", "OPPORTUNITY", "ANTICIPATES", AND SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, OR OTHER FACTORS THAT MAY CAUSE ACTUAL RESULTS TO BE MATERIALLY DIFFERENT FROM ANY RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY ASSUMES NO OBLIGATION TO UP- DATE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES ARISING AFTER THE DATE HEREOF.

Volume 2
Number 1
August 31, 2006

ThermoEnergy Corporation NEWSLETTER

New York City ARP Project Moves To Jamaica Bay

ThermoEnergy and the NYC Dept. of Environmental Protection recently agreed to move the ARP project from the Bowery Bay waste water plant in Queens to their Jamaica Bay facility – located next to JFK International Airport in Brooklyn. The move was prompted by the delays the project was experiencing primarily due to site related issues. The Bowery Bay facility was, and still is, in the middle of a multi-year, multi-million dollar re-modernization program. Several months into the project, it was determined that the site selected by the DEP engineers for the ARP project had an underground gas main running diagonally across one corner, necessitating design changes to both the ARP process equipment as well as to the building housing the system. All in all, the Bowery Bay site proved to have too many site challenges to host a highly advanced wastewater treatment project.

Although the ARP project schedule was delayed by a few months due to the above described site related issues, both DEP and ThermoEnergy management feel the site change was very positive in the long-run. After all, this first commercial ARP plant will become the "showcase" facility for selling future ARP plants to other cities and commercial clients around the world. The constant challenge of scheduling site visits for prospective clients would have been extremely difficult.

Both DEP and management are working to get the Jamaica Bay plant on-line as soon as possible.

INSIDE THIS ISSUE:

ThermoEnergy & Castion Sign Tech Exchange Agreement

ThermoEnergy and Castion Corporation recently entered into a technology exchange agreement whereby Castion will design and fabricate both standard and hybrid industrial and municipal wastewater treatment systems based on the Company's patented ARP process and Castion's R-Cast patent-pending process. This will allow ThermoEnergy to increase the breath and depth of the overall ammonia removal market. If the Company is successful in its marketing efforts, it will greatly increase both companies wastewater treatment business. Current marketing efforts has already generated a number of potential clients.

NOTE: Castion is a 20-year old, award winning company that provides turn-key wastewater treatment and chemical recovery systems for municipal and industrial clients, including the Department of Defense, chemical processing, refineries, micro-electronics, semiconductors, and heavy manufacturing among others.



CHAIRMAN'S CORNER

To say that the internet has had a significant impact on business and personal lifestyles around the world – both positively as well as negatively – could well prove to be the understatement of the Century. It's made possible the unthinkable, much less the doable, of even 15 years ago; and we have not even begun to fathom its long-term potential.

One of its many positive aspects has been the increase in the ability of small companies, such as ours, to tap the vast resources of information available for research that would have been totally out of reach five or ten years ago. What our researchers can accomplish in a few hours would have taken two to three months 10 years ago. This has not only increased productivity but saved the Company thousands of dollars in the process. There are, of course, many more advantageous and positive elements of this wonderful new medium for both the business and private user.

However, I would like to take a moment to address one aspect of this unbridled new communication tool that can and often does result in a profound negative effect. I'm referring to that 21st Century phenomenon known as the 'Chat Room.' Chat Rooms have brought the world to our doorstep. It enables us to communicate, on a real-time basis, with people from around the globe.

(cont'd on page 2)

Volume 2
Number 1
August 31, 2006

ThermoEnergy Corporation
NEWSLETTER

CHAIRMAN'S CORNER

(cont'd from page 1)

However they also have their dark side. They are populated by people with not only disguised identities, but hidden agendas as well. The internet is a forum to say whatever you please to whoever will listen. I have received enough forwarded emails over the past few months containing tirades against the Company by these self-styled stock guru's and Chat Room naysayers to realize that the Company now has the dubious honor of becoming one of their targets. The resulting downward pressure being exerted on the price of our stock indicates to me that there are a lot of listeners taking these guys seriously. I personally find it truly bizarre how anyone could take comments made by invisible people hiding behind such pseudonyms as "GeidiPrime1x" or "Nine11Warrior" or "LACrapper" seriously. Type in Chat Room on Google and you'll get 154,000,000 possiblilities. The probability of any of these people knowing more about the Company or its technologies than anybody else is infinitesimal.

Then again, there are those people using the net for their own personal gain by attempting to manipulate others through the use of rumors, innuendoes and/or misinformation. Those pursuing the profit motive are the most insidious of all. The reason they proliferate is that enough people are seduced by their guile to make their ploy work. However, if you feel compelled to visit these 'chat rooms,' please keep some of the aforementioned thoughts in mind.

In an effort to reduce the angst of a large number of our shareholders, brought on by chat room miscreants, I would like to take a moment to address the top five or six issues currently being "debated" on the web.

[**S**. = Speculation / **A**. = Answer]

S. ***Is the Company currently trying to buy another company?***

A. As management has reiterated time and again in its SEC filings, strategic mergers and/or acquisitions are an integral part of the Company's long term growth strategy. Management is constantly analyzing any merger or acquisition opportunity which it feels will result in immediate and/or long-term value to the Company and its shareholders. However, if and when any such deal is struck, a public announcement will be issued as soon as definitive, formal agreements are executed by the parties.

S. ***Is the Company planning to do another public offering?***

A. In the first place, the 2005 capital raise was not a public offering. It was a private placement involving a small number of investors, which included two large institutional funds. Although the $7.43M invested in the Company allowed us to do many things we would have not otherwise been able to accomplish, it was $5M shy of the amount the Company needed to fully implement its long-term strategic business plan. While there are adequate funds to carry out day to day corporate activities, including following through on the NYC ARP project and as well as continued efforts to commercialize the Company's technologies, there remains a pressing need for additional cash to allow the Company to capitalize on key opportunities, any one of which could result in substantially increasing shareholder value. Therefore, management is actively analyzing all of its financial options – e.g. unsecured debt, project financing, private placement of both equity and debt and/or a secondary offering - both in the US and abroad.

S. ***The Company's stock price is falling – the people selling must know something that we don't!***

A. Granted, that typically in a free market system represented by our public stock exchanges, a Company's stock price should more or less reflect a company's financial health, including its potential to generate revenues and profits and/or other similar financial indicators. In short, if a stock goes up, things must be going well with the company. If it goes down, things must be going badly. However the reality of market trading is much more complex. There are an infinite variety of reasons that a particular stock gets "put into play." In truth, I don't know who is selling ThermoEnergy stock, or who its buyers are. However in my personal opinion the current price of the stock does not accurately reflect the Company's immediate business opportunities nor its long-term business potential.

(cont'd on Page 3)

ThermoEnergy Corporation
NEWSLETTER

Chairman's Corner

(cont'd from Page 2)

As I mentioned earlier, there are as many agendas as there are buyers & sellers. I'm not going to speculate, as some, whether we're the latest target of the Street's infamous short sellers or similar stock manipulators. If this turns out to be the case, then time will deal with these good people. The reason being that ThermoEnergy's state-of-the-art Intellectual Property portfolio, featuring TIPS and ARP, possesses tremendous potential in two markets key to sustainable development – clean water and clean energy.

In reality, we do have investors currently purchasing our stock – if not, given the volume of trading over the past few months, the stock would be trading at less than $0.05 per share. Even so, management's immediate goal is to generate even more buyers. Toward this end we will be implementing a number of new measures, as well as upgrading existing programs and practices in the coming weeks.

S. ***The Company needs to update its web site!***

A. Although we have come a long way over the past 12 months, the Company is still understaffed in many key areas. One of these is public relations and marketing. This is a full-time, demanding job that

(cont'd in column 3 of this page)

New York City ARP Project Highlighted At New York Academy of Science Environmental Program

ThermoEnergy was recently invited by the prestigious New York Academy of Science to conduct a detailed presentation on the NY ARP Project currently underway. The program, entitled "Addressing Harbor Hypoxia", was sponsored by the Academy's Environmental Sciences Section. Dr. Morton Orentlicher, Vice President of ThermoEnergy, as well as the Company's lead engineer for the ARP program, led off the program with his ARP presentation (which will shortly be available for downloading from the Company's website). These types of programs are becoming more and more prevalent throughout the country as people finally begin to realize the long-term damage that can and will occur when unlimited quantities of nitrogen (in the form of ammonia) are continually being discharged into local streams and waterways. The event was well attended by a cross-section of scientists, engineers, NY City employees, politicians, and ordinary citizens concerned about the environmental health of both the Long Island Sound and Jamaica Bay estuaries. One of the key benefits of the ARP process that resonated with the audience was the fact that ARP is the only ammonia removal technology that allows for the beneficial reuse of the recovered ammonia by converting it into ammonium sulfate – a commercial grade fertilizer used by agriculture worldwide. In fact, the Company has offered to donate a portion of this fertilizer to the City of New York for use on its public parks, golf courses, etc. under the proposed ***Keep The Apple Green*** program.

Chairman's Corner

(cont'd from column 1 of this page)

requires special creative skill-sets. Filling this slot is one of management's top priorities. In the interim, we will continue to try to maintain the site in a current and timely fashion.

S. Several of the Company's patents are about to expire and it won't have anything to sell in the next few years!

A. The oldest patent in our IP portfolio, the first ARP patent, doesn't expire until 2020. Our remaining patents carry expiration dates ranging from 2023 to 2025. In addition, the Company has five foreign patents issued in 2005 and approximately 43 foreign patent applications still pending. The bottom line is that the Company enjoys near maximum patent life across all its target markets.

This Volume's *Chairman's Corner* was dedicated to addressing some of the most frequent, and possibly the most damaging, comments taken directly from various website "Chat Rooms" as well as emails forwarded to me by anxious shareholders. I hope my comments have been helpful. Again, please consider the source before taking these off-the-wall comments to heart. We will do our part in combating this situation by upgrading company communications with existing and/or potential shareholders. Thank you and,

Best personal regards,

Dennis C. Cossey,
Chairman

Volume 2
Number 1
August 31, 2006

ThermoEnergy Corporation

NEWSLETTER

International Team Set To Build First Working TIPS Unit

The Company, along with the EPA Grant Administrator and the Alaska Energy Agency (AEA), made the decision to allocate most of the upcoming $1.5M federal grant toward the design, building and operation of the first working prototype of a TIPS power boiler. This system will be housed at the Canadian Energy Laboratory (part of CANMET) in Ottawa. AEA recently received notification from the US EPA that the grant application has been approved and will be funded pending notification of the members the State of Alaska congressional delegation.

Once the grant is funded, the TIPS team will immediately begin work on the project – which has that has been 11 months in planning.

This prototype is expected to not only demonstrate TIPS zero air emission capability along with CO_2 capture, but provide the engineering data necessary to design and build the large-scale demonstration described in the adjacent column.

Other TIPS team members include Reaction System Engineering of Kent, UK.

First TIPS Grant Highly Successful

ThermoEnergy and the University of Nevada (Reno) have successfully concluded what was the first of three federal grants designed to fast-track the development of the Company's advanced power plant design commonly known as TIPS; an acronym for ThermoEnergy Integrated Power System. TIPS shows great prom-ise in addressing some of the worlds most pressing energy problems – not the least of which is global warming.

The subject of the work performed by the University of Nevada Reno (UNR) was conducted under the US Department of Energy's Biomass To Energy Program (see DOE Bulletin below). The engineering data gathered during this research program will be added to the data gathered via the remaining two grants – a $300,000 DOE grant and a $1,500,000 grant with the Alaska Energy Agency – which will allow the Company to design a large-scale TIPS demonstration plant.


Biomass Program

Integrated Biorefineries R&D

ThermoEnergy Integrated Power System

R&D Pathway

Benefits

Applications

Project Participants

Project Period

For more information contact:

May 2006

www.eere.energy.gov/biomass

ThermoEnergy Corporation
124 W. Capitol Avenue
Suite 880
Little Rock Arkansas 72201
Tel 501.376.6477 Fax 501.375.5249
www.thermoenergy.com